NOTE PURCHASE AGREEMENT

     This Note Purchase Agreement (this "Agreement"), dated as of October 31, 1995, is by and among LABOR READY, INC., a Washington corporation, LABOR READY OF NEVADA, INC., a Washington corporation, and LABOR READY FRANCHISE DEVELOPMENT CORP. INC., a Washington corporation (individually and collectively, the "Company" or the "Companies"), SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP, a Delaware limited partnership ("Seacoast"), and ALLIED INVESTMENT CORPORATION, a Maryland corporation, ALLIED INVESTMENT CORPORATION II, a Maryland corporation, and ALLIED CAPITAL CORPORATION II, a Maryland corporation (collectively, the "Allied Investors") (Seacoast and the Allied Investors are collectively referred to herein as the "Purchaser"). Capitalized terms used in this Agreement are defined in Section 11.1.

     To induce Purchaser to purchase the Senior Subordinated
Notes from the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

I.     DESCRIPTION OF SENIOR SUBORDINATED NOTES AND COMMITMENT

1.1 Description of Senior Subordinated Notes. The Company will authorize the issuance and sale of the Senior Subordinated Notes which shall be dated as of the Closing Date, shall be in the aggregate original principal amount of $10,000,000, and shall bear interest at the fixed rate of thirteen percent (13%) per annum; provided, however, that upon the occurrence of any Event of Default, and during the continuation thereof, the unpaid principal amount of the Senior Subordinated Notes shall bear interest at a rate equal to eighteen percent (18%) per annum. Interest on the Senior Subordinated Notes shall be computed on the basis of the actual number of days elapsed over a three hundred-sixty (360) day year. Each Senior Subordinated Note shall be substantially in the form attached hereto as Exhibit A.

     1.2    Funding.

          (a) Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, a Senior Subordinated Note in the principal amount set forth beneath the name of such Purchaser on the signature page of this Agreement. Each Senior Subordinated Note will be delivered to each respective Purchaser in fully registered form, and shall be issued in each Purchaser's name or the name of its respective nominee.

          (b) On the Closing Date, the Company shall deliver to each Purchaser a Senior Subordinated Note in the original principal amount set forth beneath the name of such Purchaser on the signature page of this Agreement, and upon receipt thereof and subject to Section 1.3, each Purchaser shall disburse one hundred percent (100%) of such principal amount in immediately available funds to such Persons as the Company shall designate in writing (the "Principal Amount").

     1.3 Commitment Fee. Each Purchaser hereby acknowledges that the Company has paid to such Purchaser, prior to the date hereof, a commitment fee equal to the amount set forth each such Purchaser's name on Schedule 1.3 attached hereto (the "Commitment Fee"), which fee was fully earned and nonrefundable on the date of such payment. On or prior to the Closing Date, the Company shall pay to each Purchaser, in immediately available funds, a closing fee equal to the amount set forth each such Purchaser's name on Schedule 1.3 attached hereto (the "Closing Fee"), which fee shall be payable and deemed fully earned and nonrefundable on the Closing Date. At closing, each Purchaser will deduct its portion of the Closing Fee and its portion of all reasonable fees and expenses of Purchaser's counsel from the Principal Amount to be disbursed by it on the Closing Date.
     1.4 Use of Proceeds. The proceeds from the sale of the Senior Subordinated Notes shall be used solely: (a) to fund the Company's bonding requirements for self insured workers' compensation programs; (b) to finance the expansion of the Company's business into new dispatch hall locations during the years ending December 31, 1995 and December 31, 1996; (c) to pay costs and expenses payable pursuant to this Agreement and the transactions contemplated hereunder (including, without limitation, fees, expenses and disbursements of the Purchaser's counsel and the Company's broker), (d) to provide the Company with general working capital and (e) to finance up to $400,000 of costs and expenses associated with the construction of improvements to the Company's real property facility located at 2156 Pacific Avenue South, Tacoma, Washington 98402.

     II.     PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED
             OBLIGATIONS

     2.1 Principal and Interest Payments. Principal and interest on each of the Senior Subordinated Notes shall be due and payable as follows:

          (a) Unless otherwise accelerated pursuant to the terms hereof, principal shall be due and payable in seventeen
(17) installments (each in an equal amount sufficient to fully amortize the principal balance of such Senior Subordinated Note in seventeen (17) installments), commencing on the fifth Business Day of October, 1998, and continuing on the fifth Business Day of each January, April, July and October thereafter through and including October 5, 2002, with all remaining unpaid principal being due and payable in full on Termination Date.

          (b) Interest shall be due and payable (i) quarterly in arrears on the fifth Business Day of each October, January, April and July, commencing on the fifth Business Day of January, 1995, and (ii) on the Termination Date.

     2.2     Optional Prepayments.

          (a) At the Company's option, upon notice given as provided below, the Company may, at any time and from time to time, prepay all or any part of the principal of the Senior
Subordinated Notes.

          (b) Each partial prepayment under this Section 2.2 shall be in a principal amount of not less than $100,000 or, if greater than $100,000, then in integral multiples of $100,000. Each prepayment under this Section 2.2 shall be applied first to accrued interest on the principal amount prepaid, second to installments of principal in the inverse order of their maturities, and third to any expenses and/or damages to which Purchaser may be entitled. The amount of any such prepayment may not be reborrowed by the Company. The Company shall give notice of any optional prepayment to Purchaser not less than thirty (30) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which prepayment is to be made and the principal amount (together with accrued interest) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Senior Subordinated Notes except as provided in this Section 2.2 or in Section 2.3.

     2.3     Mandatory Prepayments.  Any prepayment under this
Section 2.3 shall be applied first to accrued interest, second to installments of principal in the inverse order of their maturities and third to any expenses and/or damages for which Purchaser may be entitled. The amount of any such mandatory prepayment may not be reborrowed by the Company. The Company shall make mandatory prepayments in each of the following circumstances:

          (a) If during any fiscal year the Company shall sell or otherwise dispose of (other than in the ordinary course of business or a disposition governed by Section 2.3(b) hereof or a disposition permitted by Section 6.8 or Section 7.3) any property or properties, then the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sales or other dispositions or (ii) the aggregate amount of all Senior Subordinated Obligations, such prepayment to be made within five
(5) Business Days of receipt of such net proceeds. The amount of any prepayment required under this Section 2.3(a) shall be reduced, if applicable, by the amount of any prepayment required under the Senior Loan Documents resulting from the same event triggering the mandatory prepayment required under this Section 2.3(a).

          (b) In the event of any sale or other disposition of all or substantially all of the stock or assets of the Company or any Significant Subsidiary of the Company in a single transaction or series of transactions, the Company shall prepay the Senior Subordinated Notes in an amount equal to the lesser of
(i) the aggregate net cash proceeds of such sales or dispositions or (ii) the aggregate amount of all Senior Subordinated Obligations, such prepayment to be made within five (5) Business Days of receipt of such net proceeds.

          (c) In the event of the resignation or termination of Glenn A. Welstad as Chief Executive Officer of the Company, the Company shall prepay the Senior Subordinated Obligations in full, such prepayment to be made within ninety (90) Business Days from the date of such resignation or termination.

     2.4 Additional Payments. Unless otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations, other than principal and interest on the Senior Subordinated Notes, shall be payable by the Company to the Holder thereof within thirty (30) days of demand therefor, and shall bear interest thereafter until paid at the rate of interest then applicable under Section 1.1. Payment of reasonable fees and expenses due and payable on the Closing Date to Purchaser and Purchaser's legal counsel shall be paid in full on the Closing Date.

     2.5 Direct Payment. The Company will pay all sums becoming due hereunder and on the Senior Subordinated Notes to each Purchaser at the address specified for each Purchaser on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve Funds or other immediately available funds, to the account specified for such Purchaser on Annex I, or at such other address or in such other form as such Purchaser shall have designated by notice to the Company at least five Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without set-off or counterclaim. Any wire transfer shall identify such payment as "Labor Ready, Inc., 13% Senior Subordinated Note" and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

     2.6 Payments Payable on Business Days. Payments of all amounts due hereunder or under the Senior Subordinated Notes shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the next Business Day.

     2.7 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and Purchaser shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (a) the provisions of this Section 2.7 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at Purchaser's option, (i) applied as a credit against the outstanding principal balance of the Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (e) the Company shall have no action against Purchaser for any damages arising due to any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Subordinated Obligations shall remain at the Maximum Rate until Purchaser shall have received the amount of interest which Purchaser would have received during such period on such Senior Subordinated Obligations had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this Section 2.7 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and any Purchaser or directed to the Company by any Purchaser, whether or not specific reference to this Section 2.7 is made.

     2.8 Security. Payment of the Senior Subordinated Notes and the other Senior Subordinated Obligations, and the performance of the covenants set forth herein and in the Other Agreements, will be secured by a perfected security interest, mortgage, assignment or Lien, as the case may be (subject only to Permitted Liens), in favor of the Purchaser, in and upon the Collateral. The Company shall execute, acknowledge and deliver, and/or cause to be executed, acknowledged and delivered, to each Purchaser such certificates, stock powers, instruments, security agreements, pledges, statements, assignments, consents, Lien waivers, financing statements or amendments thereof, guarantees and other documents, in form and substance reasonably acceptable to each such Purchaser, as in each such Purchaser's good faith belief may be required to grant, enforce, perfect and protect such security interest, assignments, Liens and mortgages, including, without limitation, the Security Documents.

     2.9     Joint and Several Liability; Rights of Contribution.

          (a) Each Company states and acknowledges that: (i) pursuant to this Agreement, the Companies desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of the Purchaser hereunder and a desire of the Companies that each Company execute and deliver to the Purchaser this Agreement; and (iv) the Companies have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

          (b)     Each Company hereby irrevocably and
unconditionally: (i) agrees that it is jointly and severally liable to the Purchaser for the full and prompt payment of the Senior Subordinated Obligations and the performance by each Company of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and
(iii) agrees as a primary obligation to indemnify the Purchaser on demand for and against any loss incurred by the Purchaser as a result of any of the obligations of any Company being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to the Purchaser or any Person, the amount of such loss being the amount which the Purchaser would otherwise have been entitled to recover from such Company.

          (c) It is the intent of each Company that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis. Accordingly, as of the date hereof, the liability of each Company under this Section 2.9, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured ("Dated Liabilities") is, and is to be, less than the amount of the aggregate of a fair valuation of its assets as of such corresponding date ("Dated Assets"). To this end, each Company under this Section 2.9, (i) grants to and recognizes in each other Company, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Company, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Company or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each other Company in the amount, if any, by which the Dated Liabilities of such Company, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Company under this Section 2.9. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that the Companies will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this
Section 2.9 that each Company recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder.

     2.10 Certain Rights and Obligations Among Holders. The provisions of this Section 2.10 are solely for the benefit of the Holders, and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section 2.10.

          (a) Sharing of Payments. If, at any time or times, a Holder shall not have received a payment on its Senior Subordinated Note, then it shall notify the other Holders of such fact, the amount of such nonpayment, the date or period to which it relates and, subject to the terms of the Senior Subordination Agreement, such other Holders which have received such payments shall remit to the unpaid Holder such amount as is necessary to allocate the aggregate amount of such payments pro rata among all Holders. The amount of any such remittance shall be credited on the Senior Subordinated Note of the Holder to whom it is remitted, and shall not be credited on the Senior Subordinated Note of the remitting Holder.

          (b) Sharing of Prepayments. Subject to the terms and provisions of the Senior Subordination Agreement, if, at any time or times, a Holder shall receive a prepayment on its Senior Subordinated Note, it shall notify the other Holders of the amount and date of such prepayment. If all other Holders shall not have received a pro rata prepayment as agreed, the Holder giving such notice shall remit to the other Holders such amount as is necessary to distribute such prepayment pro rata among all Holders. The amount of any such remittance shall be credited on the Senior Subordinated Note of the Holder to whom it is remitted, and shall not be credited on the Senior Subordinated Note of the remitting Holder.

III. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each Purchaser severally and not jointly represents and warrants to the Company as follows:

     3.1 Existence. It is a limited partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     3.2 Authority. It has the right and power and authority to enter into, execute, deliver and perform its obligations under this Agreement, and its partners, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement has been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms.

     3.3 Investor Status. It (i) is an "accredited investor," as that term is defined in Regulation D under the Securities Act of 1933, as amended, and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of its Senior Subordinated Note from the Company and the suitability thereof for such Purchaser.

     3.4 Investment for own Account. Except as otherwise contemplated by this Agreement, it is acquiring its Senior
Subordinated Note for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

     3.5 Legend on Notes. Its Senior Subordinated Note will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

     3.6 Access to Information; Due Diligence and Principal Place of Business. Purchaser has had the opportunity to ask questions of and receive answers from officers of the Company, including Glenn A. Welstad and John R. Coghlan, the Company's President and Chief Executive Officer and Secretary and Treasurer, respectively, and the Company's accountants and legal counsel concerning the transactions contemplated hereby and by the Warrant Documents. Purchaser's principal place of business is set forth on Annex I hereto. Notwithstanding anything in this
Section 3.6 to the contrary, nothing in this Section 3.6 shall affect any representation or warranty made by the Company in
Article IV.

IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     To induce each Purchaser to enter into this Agreement, the Company represents and warrants to each Purchaser that the following statements are true, correct and complete:

     4.1. Corporate Existence and Authority. The Company (a) is a corporation duly organized, validly existing, and in good standing under the laws of Washington; (b) has all requisite corporate power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. The Company has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement, the Senior Loan Documents, and all Other Agreements to which it is, or in connection with the transactions contemplated hereby, may become, a party.

     4.2 Financial Statements. The Company has delivered to Purchaser (a) audited consolidated financial statements of the Company as at and for the fiscal year ended December 31, 1994,
(b) unaudited consolidated financial statements of the Company for the eight (8) month period ended August 31, 1995, and (c) cash flow projections and analyses of the Company through December 31, 1999, together with a written statement of the assumptions underlying them, which financial statements are attached hereto as Schedule 4.2. The financial statements referred to in clauses (a) and (b) of this Section 4.2 are true and correct in all material respects, have been prepared in accordance with GAAP (except as otherwise noted therein or on Schedule 4.2), and fairly present both the financial condition of the Company as of the respective dates indicated therein and the results of the Company's operations for the respective periods indicated therein. The cash flow projections and analyses referred to in clause (c) of this Section 4.2 fairly present the Company's best estimate of the future cash flow position of the Company, based on the Company's historical performance and the Company's knowledge of its business plans and assumptions underlying them. It is the Company's good faith belief that such cash flow projections are reasonably achievable by the Company. At August 31, 1995, the Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in such financial statements which are, individually or in the aggregate, material to the condition, financial or otherwise, or operations of the Company as of that date which are not reflected on such financial statements. There has been no material adverse change in the condition, financial or otherwise, or operations of the Company since August 31, 1995, nor has there otherwise occurred a Material Adverse Effect.

     4.3 Default. Except as disclosed on Schedule 4.3, the Company is not in default under any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties may be bound. The Company is paying its debts as they become due.

     4.4 Authorization and Compliance with Laws and Material Agreements. The execution, delivery and performance by the Company of this Agreement, the Senior Loan Documents and the Other Agreements to which it is or may in connection with the transactions contemplated hereby become a party, have been or prior to the consummation of such transactions will be duly authorized by all requisite action on the part of the Company and do not and will not violate its Articles of Incorporation or Bylaws or any law or any order of any court, governmental authority or arbitrator, and, except as set forth on Schedule 4.4, do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of the Company pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which the Company or any of its properties is bound. Except as set forth on Schedule 4.4, no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by the Company of this Agreement, the Senior Loan Documents, and the Other Agreements to which it is a party or the validity or enforceability thereof. All such authorizations, approvals, consents, filings and registrations described in
Schedule 4.4 have been obtained. The Company is not in violation of any term of its Articles of Incorporation or Bylaws or any contract, agreement, judgment or decree and is in full compliance with all applicable laws, regulations and rules.

     4.5 Environmental Condition of the Property. Except as disclosed on Schedule 4.5, to the best of the Company's knowledge:

          (a) The location, construction, occupancy, operation and use of the Property do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws and regulations (as referred to in this Section 4.5, collectively, "applicable laws");

          (b)     Without limitation of clause (a) of this
Section 4.5, neither the Company nor the Property is subject to any existing, pending or threatened investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations of applicable laws;

          (c) The Company is not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Property, including, without limitation, the soil and ground water conditions at the Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

          (d) There is no Polluting Substance or other substance that may pose any risk to safety, health or the environment on, under or about any Property;

          (e) The Company has taken reasonable steps to determine and hereby represents and warrants that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Property, and the use which the Company makes and intends to make of the Property does not and will not result in the disposal or other release of any Polluting Substances on, onto, into or from the Property; and

          (f) The Company has been issued all required federal, state and local licenses, certificates or permits relating to, and the Property, the Company and the Company's facilities, business, assets, leaseholds and equipment are all in compliance in all respects with all applicable federal, state and local laws, rules and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, Polluting Substances, or other environmental, health or safety matters.

     4.6 Solvency. After giving effect to the transactions contemplated by the Senior Loan Agreement, this Agreement and the Other Agreements, the Company will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and

          (a) the assets of the Company, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company;

          (b) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the Company's judgment based on present circumstances, the most likely set of conditions and the Company's most likely course of action for the period projected, demonstrate that the Company will have sufficient cash flow to enable it to pay its debts as they mature; and

          (c) the Company does not have an unreasonably small capital base with which to engage in its anticipated business.

For purposes of clause (a) of this Section 4.6, the "fair valuation" of the assets of the Company shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

     4.7     Litigation and Judgments.  Except as disclosed on
Schedule 4.7, there is no material action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending, or to the knowledge of the Company threatened, against or affecting the Company, this Agreement, the Senior Loan Documents and/or the Other Agreements. Except as disclosed on Schedule 4.7, there are no outstanding judgments against the Company. None of the matters listed on Schedule 4.7 could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     4.8 Rights in Properties; Liens. The Company has good and indefeasible title to all properties and assets reflected on its balance sheets, and none of such properties or assets is subject to any Liens, except Permitted Liens. The Company enjoys peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect. Except as otherwise set forth on
Schedule 4.8, the Company has the right to terminate each of its leases upon ninety (90) days prior notice to the respective landlord. The Company has the exclusive right to use all of the Intellectual Property necessary to its business as presently conducted, and the Company's use of the Intellectual Property does not infringe on the rights of any other Person. To the best of the Company's knowledge, no other Person is infringing the rights of the Company in any of the Intellectual Property. The Company owes no royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

     4.9 Enforceability. This Agreement, the Senior Loan Documents and the Other Agreements to which the Company is a party, when delivered, shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditor's rights generally, or
(b) general principles of equity.

     4.10 Indebtedness. The Company has no Indebtedness, except Permitted Indebtedness. All Indebtedness owed by the Company to any Affiliate is set forth on Schedule 4.10.

     4.11 Taxes. The Company has filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and has paid all of its tax liabilities, other than immaterial amounts and taxes that are being contested by the Company in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of Purchaser. The Company knows of no pending investigation of the Company by any taxing authority or pending but unassessed tax liability of the Company. The Company has made no presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return, and the Company is not a party to any tax-sharing agreement.

     4.12 Use of Proceeds; Margin Securities. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Company nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement, the Senior Loan Documents or any Other Agreements to violate Regulations G, T, U or X or to violate the Securities Exchange Act of 1934, as amended.

     4.13 ERISA. All members of any Controlled Group have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan or the terms of any contract or agreement. No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any Pension Plan which poses a risk of causing a Lien to be created on the assets of the Company or which will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in
Section 4001(a)(3) of ERISA, since September 2, 1974. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term "liability," as referred to in this
Section 4.13, includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of an Employee Benefit Plan.

     4.14 Non-Compete Agreements. Purchaser has received a complete copy of the Non-Compete Agreements and all documents executed in connection therewith (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Purchaser.

     4.15 Disclosure. No representation or warranty made by the Company in this Agreement, the Senior Loan Documents or any Other Agreement to which the Company is a party contains any untrue fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company which the Company has determined has a Material Adverse Effect, or which the Company has determined could have a Material Adverse Effect, that has not been disclosed in writing to Purchaser.

     4.16 Subsidiaries and Capitalization. The Company has no Subsidiaries except as otherwise set forth on Schedule 4.16. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. The capitalization of the Company on the Closing Date is set forth on Schedule 4.16. No violation of any preemptive rights of shareholders of the Company has occurred by virtue of the transactions contemplated under this Agreement, the Senior Loan Documents or any Other Agreement. Except as otherwise set forth on Schedule 4.16, there are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon the Company granting to any Person or group of Persons any right to purchase or acquire shares of the Company's capital stock, except pursuant to the Warrant Documents.

     4.17 Current Locations. Schedule 4.17 identifies (a) the Company's principal place of business and chief executive office, (b) all the locations where the Company maintains any books or records relating to any of its assets, (c) all other locations where the Company has a place of business, and (d) each address where any of the Company's assets are located. Schedule
4.17 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner or manager of such location. No Person other than the Company has possession of any material amount of the assets of the Company except as disclosed on Schedule 4.17.

     4.18 Investment Company Act. Neither the Company nor any company controlling the Company is required to be registered as an "investment company" within the meaning of the Investment
Company Act of 1940, as amended.

     4.19 Public Utility Holding Company Act. The Company is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.20 Securities Laws. Based in part on the Purchaser's representations and warranties contained herein, the Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Senior Subordinated Notes.

     4.21 Labor Relations. The Company is not involved in any labor dispute. Except as disclosed on Schedule 4.21, the Company is not a party to any collective bargaining agreement, and there are no strikes or walkouts of any of the Company's employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

     4.22 Brokers. Neither the Company nor any of its shareholders has dealt with any broker, finder, commission agent or other Person in connection with the transactions referenced in or contemplated by this Agreement, nor is the Company or any of its shareholders under any obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on Schedule 4.22.

     4.23 Liens. Purchaser's Liens attaching to the Collateral and the Mortgaged Property will constitute at all times valid, perfected and enforceable Liens, subject to no prior or superior Lien, except Permitted Liens. Before purchase of the Senior Subordinated Notes, the Company will have taken, or will have participated with Purchaser in taking, such action (including making all necessary filings) as requested by the Purchaser to provide Purchaser with perfected Liens in the Collateral and the Mortgaged Property under the laws of all applicable jurisdictions.

     4.24     Insurance.  Except as otherwise disclosed on
Schedule 4.24 hereto, the amount and types of insurance carried by the Company, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and similarly situated. The Company has, under the direction of its insurance carriers, established workers compensation reserves in an amount sufficient to cover any losses payable under the Company's self insured workers compensation program.

     4.25     Conduct of Business.  On the Closing Date, the
Company is engaged only in businesses of the type described in
Schedule 4.25.

     4.26 Small Business Concern. The Company is a "small business concern" as defined in Section 103(5) of the Act, which for purposes of size eligibility meets the applicable criteria set forth in Section 121.802(a)(3) of Title 13 of the Code of Federal Regulations.

     4.27 Projections. The projections delivered to Purchaser in connection herewith and with the Warrant Documents have been prepared on the basis of the assumptions accompanying them, and such projections and assumptions, as of the date of preparation thereof and as of the Closing Date, are reasonable and represent the Company's good faith estimate of its future financial performance, it being understood that nothing contained in this Section 4.27 shall constitute a representation or warranty that such future financial performance or results of operation will in fact be achieved.

     4.28 Net Income. The Company's net income (determined in accordance with GAAP) for the period commencing on July 1, 1995 and ending on September 30, 1995 was in excess of One
Million Dollars ($1,000,000).

V.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     Each Purchaser's obligations hereunder shall be subject to
(a) the performance by the Company of its obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Senior Subordinated Notes, and (b) the satisfaction of the following conditions on or before the Closing
Date:

     5.1 Effectiveness of Senior Loan Documents. The Senior Loan Documents have been duly executed and delivered by the parties thereto and shall be on terms and conditions satisfactory to Purchaser. All conditions precedent to the making of the Senior Loans shall have been satisfied or waived with Purchasers' consent.

     5.2 Portfolio Financing Report. The Company shall have provided Purchaser with all information and documentation that Purchaser shall have requested in connection with the preparation and completion of the Portfolio Financing Report on SBA Form 1031.

     5.3     Effectiveness of Senior Subordination Agreement.
The Senior Subordination Agreement shall have been duly executed and delivered by the parties thereto, and shall be on terms and conditions which are satisfactory to Purchaser.

     5.4 No Litigation; Consummation of Transactions. No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist with respect to the transactions contemplated herein, which, if adversely determined, could in the judgment of Purchaser have a Material Adverse Effect.

     5.5 Documents. Purchaser shall have received the following, each in form and substance satisfactory to Purchaser:

          (a)     Senior Subordinated Notes.  The Senior
Subordinated Notes issued in the name of each Purchaser and duly executed by the Company;

          (b) Warrants and Warrant Documents. The Warrants, duly issued by the Company to each Purchaser in the denomination specified on Annex I hereto, along with the other fully executed
Warrant Documents and all other documents and instruments required pursuant thereto;

          (c)     Security Documents and Other Agreements.  The
Security Documents and all Other Agreements, duly executed by the parties thereto;

          (d) Approvals and Consents. Copies, certified by the Company of all consents, authorizations, filings, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Company, or the validity and enforceability of, this Agreement, the Senior Loan Documents or the Other Agreements to which the Company is a party;

          (e) Opinion of Counsel to the Company. The written legal opinions of Brad E. Herr, P.S., general counsel to the Company, and Preston Gates & Ellis, special counsel to the Company; and written permission from each other legal counsel issuing a legal opinion to the Company or the Senior Lender in connection with this Agreement or the Senior Loan Documents, authorizing the Purchaser to rely on such opinion;

          (f)     General Certificate of the Company's Secretary.
A certificate of the Secretary of the Company together with true, correct and complete copies of the following:

               (i) Articles of Incorporation. The Articles of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

               (ii)    Bylaws.  The Bylaws of the Company,
including all amendments thereto;

               (iii) Resolutions. The resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Company is a party;

               (iv) Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of the Company as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within sixty (60) days prior to the Closing Date; and

               (v) Incumbency. The names of the officers of the Company authorized to sign this Agreement and the Other
Agreements to be executed by the Company, together with a sample of the true signature of each such officer;

          (g) Senior Loan Documents. Copies of the Senior Loan Documents and each document relating thereto in form and substance satisfactory to Purchaser, and a certificate of the Chief Executive Officer and Chief Financial Officer or Treasurer of the Company certifying that the attached documents are a true, correct and complete set of the Senior Loan Documents, that all conditions precedent to funding of the Senior Loans have been met or waived, and that those transactions have been consummated prior to or are being consummated simultaneously with the sale of the Senior Subordinated Note;

          (h) Sources and Uses Certificate. A certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated herein and in the Other Agreements;

          (i) Communication with Accountants. Purchaser shall have received a copy of a letter from the Company addressed to its accountants authorizing such accountants to disclose to Purchaser any and all financial information concerning the Company requested by Purchaser in determining compliance with any of the financial covenants set forth in Sections 7.10 and 7.11;

          (j)     Transaction Certificate.  A certificate of the
Chief Executive Officer and the Chief Financial Officer of the
Company that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

          (k) Liens. Evidence satisfactory to Purchaser that, as of the Closing Date, Purchaser has (other than with respect to Permitted Liens) a (i) first priority Lien on all Collateral which is not subject to a Lien in favor of the Senior Lender and (ii) second priority Lien on all other Collateral;

          (l)     SBA Documentation.  Originals executed by the
Company of each of (i) the Size Status Declaration on SBA Form
480, and (ii) the Assurance of Compliance on SBA Form 652-D;

          (m)     Non-Compete Agreements.	A copy of the Non-
Compete Agreements; and

          (n)     Additional Information, Other Documents and
Agreements. Such other information, documents, agreements, commitments and undertakings as Purchaser or Purchaser's counsel shall reasonably request.

     5.6 Material Adverse Change. For the period from June 30, 1995 to the Closing Date, and except for the transactions contemplated by this Agreement, the Other Agreements, and the Senior Loan Documents, there shall have been (a) no occurrence or event which, in Purchaser's opinion, has or could have a Material Adverse Effect, and (b) no occurrence or event which would lead the Company or Purchaser to believe that the Company would fail to meet the cash flow projections delivered to Purchaser pursuant to Section 4.2.

     5.7     No Event of Default.  No Event of Default or
Potential Default shall have occurred and be continuing.

     5.8 Representations and Warranties. All representations and warranties contained in this Agreement and the Other
Agreements shall be true and correct on the Closing Date.

VI.     AFFIRMATIVE COVENANTS

     The Company covenants and agrees that, from the date hereof and until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

     6.1     Financial Statements.  The Company will furnish to
Purchaser:

          (a) As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 1995,
(i) a copy of the annual report of the Company for such fiscal year on Form 10-K, containing a balance sheet, statement of income, statement of stockholders' equity, and statement of cash flow as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by BDO Seidman, or other independent certified public accountants of recognized national standing selected by the Company, to the effect that such report has been prepared in accordance with GAAP; (ii) a certificate delivered to Purchaser by such independent certified public accountants confirming the calculations set forth in the officers' certificate delivered to Purchaser simultaneously therewith in accordance with Section 6.2(a); and (iii) a comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year, together with a summary analysis of variances prepared by the Company's management. The annual audit report required hereby shall not be qualified or limited. The Company shall deliver copies of all material reports and correspondence (including, without limitation, any management letters) sent to the Company by its independent certified public accountants promptly upon receipt thereof.

          (b) As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, a copy of the Company's Form 10-Q, containing balance sheets, statements of income, and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, together with a comparison of the actual results during such period to those originally budgeted by the Company for such period.

          (c) As soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of an unaudited financial report of the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing balance sheets, statements of income, and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, together with a comparison of the actual results during such period to those originally budgeted by the Company for such period.

          (d) On or before thirty (30) days prior to the beginning of each fiscal year of the Company, an annual budget or business plan for such fiscal year on a monthly basis, including projected consolidated and consolidating balance sheets, income statements, and cash flow statements for each month of such fiscal year, and, promptly during each fiscal year, all revisions thereto.

     6.2 Certificates; Other Information. The Company will furnish to Purchaser all of the following:

          (a) Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a certificate of an authorized officer of the Company in the form of the officer's certificate attached hereto as Exhibit B (i) stating that no Potential Default or Event of Default has occurred and is continuing or, if such officer has knowledge of a Potential Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter,
(ii) showing in reasonable detail the calculations showing compliance with Sections 7.10 and 7.11, (iii) stating that the financial statements attached have been prepared in accordance with GAAP (except as otherwise noted thereon) and fairly and accurately present (subject to year-end audit adjustments, for the annual certificates) the financial condition and results of operations of the Company at the date and for the period indicated therein, (iv) containing summaries of accounts payable agings and accounts receivable agings, (v) containing a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, (vi) containing management's discussion and analysis of the business and affairs of the Company which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, and (vii) a report detailing all matters that could reasonably be expected to have a Material Adverse Effect.

          (b) As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by the Company to its stockholders in their capacity as stockholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency, (iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which the Company is a party, (iv) copies of all press releases and other statements made available generally by the Company to the public generally concerning material developments in the Company's business, and (v) a copy of all correspondence and reports sent by the Company to the Senior Lender outside of the ordinary course of business.

          (c)     Promptly, such additional information
concerning the Company as Purchaser may reasonably request.

     6.3 Books and Records. The Company will keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

     6.4 Financial Disclosure. The Company hereby irrevocably authorizes and directs all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to Purchaser copies of any of the Company's financial statements, trial balances or other accounting records in the accountant's or auditor's possession, and to disclose to Purchaser any information they may have concerning the Company's financial status and business operations. The Company will, upon the request of Purchaser, authorize any federal, state or municipal authority to furnish to Purchaser copies of reports or examinations relating to the Company, whether made by the Company or otherwise.

     6.5 Disclosure of Material Matters. The Company will promptly report to Purchaser all matters materially and adversely affecting the value, enforceability or collectibility of any material portion of the Collateral or its business.

     6.6 Performance of Obligations. The Company will duly and punctually pay and perform its obligations under this Agreement, the Senior Loan Documents and the Other Agreements.

     6.7 Preservation of Existence and Conduct of Business. The Company will preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

     6.8 Maintenance of Properties. The Company will operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of its assets and properties which are necessary or useful in accordance with sound business practices in the proper conduct of its business so that the value and operating efficiency of its assets and properties are maintained and preserved. The Company will at all times maintain the Intellectual Property in full force and effect, and will defend and protect the Intellectual Property against all adverse claims.

     6.9 Payment of Taxes and Claims. The Company will pay or discharge, at or before maturity or before becoming delinquent
(a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by the Company or arising with respect to the occupancy, use, possession or leasing thereof (collectively the "Impositions") and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, the Company will not be required to pay or discharge any claim for labor, material, or supplies or any Imposition which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of Purchaser.

     6.10 Compliance with Laws. The Company will comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of the Company's business if noncompliance with such acts, rules, regulations or orders could have a Material Adverse Effect; provided, however, the Company may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of Purchaser.

     6.11 Payment of Leasehold Obligations. The Company will at all times pay, when and as due, its rental obligations under all leases under which it is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Purchaser's request, will provide evidence of its having done so; provided, however, the Company may contest or dispute its obligations under such leases by appropriate actions or proceedings diligently pursued if adequate reserves in conformity with GAAP with respect thereto are established.

     6.12     Insurance.  Except as otherwise disclosed on
Schedule 6.12 hereto, the Company will maintain, with financially sound, reputable and solvent companies, insurance policies (a) insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business and (b) insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business. All general liability policies shall be endorsed in favor of Purchaser as an additional insured. The Company shall provide copies of all such insurance policies to Purchaser within ten (10) days following Purchaser's request for the same. The Company shall (i) pay, or cause to be paid, all premiums for such insurance on or before the date on which such premiums become due, (ii) cause such policies to require the insurer to give notice to Purchaser of termination of any such policy at least thirty (30) days before such termination is to be effective, and (iii) immediately deliver written notice to Purchaser of any casualty loss affecting the Collateral. If the Company fails to provide and pay for any such insurance, Purchaser may, at its option, but shall not be required to, pay the same and charge the Company therefor.

     6.13     Inspection Rights.  Subject to the provisions of
Section 12.15 hereof, at any reasonable time and from time to time, the Company will permit representatives of Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, the Company, and to discuss the business, operations, and financial condition of the Company with its respective officers and employees and with its independent certified public accountants. Such examinations and inspections may include, but are not limited to, audits of the application of proceeds from the Senior Subordinated Notes. In accordance with the terms of Section 12.1 hereof, the Company will promptly reimburse Purchaser for all reasonable expenses incurred by representatives of Purchaser in connection with such inspections.

     6.14 Notices. The Company will promptly, but in any event within (i) fifteen (15) Business Days with respect to Subsection (a) below and (ii) five (5) Business Days with respect to Subsections (b) and (c) below after first becoming aware thereof, notify Purchaser in writing of:

          (a) the commencement of any event, including but not limited to, any action, suit, or proceeding against the Company, that could have a Material Adverse Effect, which notice shall specify the nature of such event and what action the Company has taken or is taking or proposes to take with respect thereto;

          (b) the occurrence of an event of default, or an event which with the passage of time or giving of notice or both constitutes an event of default under the Senior Loan Documents or under any instrument or agreement evidencing any other Indebtedness of the Company, which notice shall specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto; or

          (c) The occurrence of a Potential Default or an Event of Default, which notice shall specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto.

     6.15 Senior Loan Document Amendments. The Company shall promptly provide Purchaser with copies of all proposed amendments to the Senior Loan Documents, all other material loan agreements to which the Company is a party and all other loan agreements to which the Company is a party that could have a Material Adverse Effect or in any way impair the Purchaser's Liens on the Collateral.

     6.16 Further Assurances. The Company shall execute and deliver to Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as Purchaser may request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

     6.17 Compliance with ERISA and the Code. The Company will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder.
The Company will pay and will cause each other member of any Controlled Group to pay when due any amount payable by it to the Pension Benefit Guaranty Corporation. Promptly after the filing thereof, the Company shall furnish to Purchaser with regard to each Employee Benefit Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

     6.18 Compliance with Regulations G, T, U and X. Neither the Company nor any Person acting on its behalf will take any action which might cause this Agreement, the Senior Subordinated Note, the Warrant Documents, the Senior Loan Documents or any Other Agreements to violate, and the Company will take all actions necessary to cause compliance with, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

     6.19 Board Observation and Membership. The Company will deliver to Purchaser a copy of the minutes of and all materials distributed at or prior to all meetings of the Board of Directors of the Company (including, without limitation, meetings of the executive committee), certified as true and accurate by the Secretary of the Company, promptly following each such meeting. The Company will (a) permit Seacoast, so long as Seacoast is a Holder, to designate one (1) Observer who shall be entitled to attend all meetings of the Company's Board of Directors and shareholders as an observer, (b) permit the Allied Investors, collectively, so long as any Allied Investor is a Holder, to designate one (1) Observer who shall be entitled to attend all meetings of the Company's Board of Directors and shareholders as an observer (provided that if a representative of Purchaser is serving as a member of the Company's Board of Directors, Purchaser shall be allowed to collectively designate only one (1) Observer), (c) provide such Observers not less than twenty one
(21) calendar days' actual notice of all regular meetings of the Company's Board of Directors and shareholders and two (2) Business Days' actual notice via facsimile of all special meetings of the Company's Board of Directors (provided that the approval at a duly-called meeting of the Company's Board of Directors of a schedule of dates of future regular meetings of the Company's Board of Directors shall satisfy the notice requirements of this Subsection (c) if (i) the Observer(s) is/are in attendance at such meeting and (ii) the approved schedule of dates is clearly reflected in the minutes of the meeting), (d) permit Purchaser to collectively designate one (1) person to serve as a member of the Company's Board of Directors; provided, however, that the Purchaser will not have any obligation to designate or cause such individuals to serve on the Company's Board of Directors, and (e) provide to such designees a copy of all materials distributed at such meetings or otherwise to the Board of Directors of the Company. Any failure by the Purchaser to designate such persons pursuant to Subsection (d) above will not constitute a failure to comply with this Agreement or result in any liability to the Purchaser. Such meetings shall be held in person at least quarterly, and the Company will cause its Board of Directors to call a meeting at any time upon the request of any such designated observer on two (2) occasions per calendar year on seven (7) calendar days' actual notice to the Company. The Company agrees to compensate such individuals referred to in Subsection (d) above in the same manner as each of the other members of the Company's Board of Directors and agrees to reimburse each individual referred to in Subsections (a), (b) and
(d) above for all reasonable expenses incurred in traveling to and from such meetings and attending such meetings.

     6.20     Environmental Costs.

          (a) The Company hereby indemnifies and holds Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law that relates to the Company.

          (b) To the extent the laws of the United States or any state in which property, leased or owned, of the Company provide that a Lien upon the property of the Company may be obtained for the removal of Polluting Substances which have been released, no later than sixty (60) days after notice is given by Purchaser to the Company, the Company shall deliver to Purchaser a report issued by a qualified, third party environmental consultant selected by the Company and approved by Purchaser as to the existence of any Polluting Substances located upon or beneath the specified property, leased or owned by the Company. To the extent any such Polluting Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, the Company shall remove, or cause to be removed, such Lien and such Polluting Substance at the Company's expense.

     6.21 The Act. At the request any Purchaser, the Company will promptly correct any defect, error, or omission with respect to the Act which may be discovered in the contents of this Agreement or the Other Agreements or in the execution or acknowledgment thereof, and will execute, acknowledge and deliver such further instruments and do such further acts as may be reasonably necessary for this Agreement and the Other Agreements, and all transactions contemplated thereby, to comply with the Act.

     6.22 Key-Man Life Insurance. The Company will maintain and pay for a key-man life insurance policy in the amount of at least $1,000,000 on the life of Glenn A. Welstad, such life insurance policy to be issued by a life insurance company reasonably satisfactory to the Purchaser. Promptly after the Closing Date, the Company will use its best efforts to procure, maintain and pay for an additional key-man life insurance policy in the amount of at least $4,000,000 on the life of Glenn A. Welstad, such life insurance policy to be issued by a life insurance company reasonably satisfactory to the Purchaser.

     6.23 Non-Compete Agreements. The Company will at all times maintain the Non-Compete Agreements in full force and effect, and will diligently enforce the Non-Compete Agreements against any parties thereto who violate or attempt to violate the terms of such Non-Compete Agreements.

VII.     NEGATIVE COVENANTS

     The Company covenants and agrees that from the date hereof until the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof:

     7.1 Indebtedness. The Company will not create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness except (a) Permitted Indebtedness; (b) any extension, renewal or refinancing of any Permitted Indebtedness (other than the Senior Loans) on such terms and conditions as are, on the whole, no more onerous to the Company than the terms and conditions of such Permitted Indebtedness on the date of such extension, renewal or refinancing; and (c) any replacement or refinancing of the Senior Loans; provided that (i) the interest rate on such refinancing shall be no greater than the interest rate provided for in the Senior Loan Agreement in effect on the date hereof, (ii) the Company will not incur any term Indebtedness in connection with any replacement or refinancing of the Senior Loans, (iii) the amount so replaced or refinanced shall be no greater than an amount equal to eighty percent (80%) of the Company's billed Eligible Accounts, (iv) the collateral security for such replacement or refinancing does not extend to assets other than those contemplated by the Senior Loan Agreement in effect on the date hereof (and proceeds thereof) and (v) the other terms and conditions of such replacement or refinancing are, on the whole, no more onerous to the Company than the terms of the Senior Loan Agreement in effect on the date hereof. Any Permitted Indebtedness which is subordinated to the Senior Subordinated Obligations shall continue to be subordinated to the Senior Subordinated Obligations on terms and conditions satisfactory to Purchaser.

     7.2 Limitation on Liens. The Company will not incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, its shares of capital stock of each of its Subsidiaries, whether now owned or hereafter acquired, except Permitted Liens.

     7.3 Merger, Acquisition, Dissolution and Sale of Assets. The Company will not (a) become a party to any merger or consolidation if the Purchase Price for the assets to be acquired in connection with any such merger or consolidation would exceed, when combined with the Purchase Price of all other Acquisitions consummated during any calendar year, ten percent (10%) of the Company's Net Worth (determined as of the first day of such calendar year), (b) purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person if the Purchase Price for the assets or shares to be acquired in connection with any such acquisition would exceed, when combined with the Purchase Price of all other Acquisitions consummated during any calendar year, ten percent (10%) of the Company's Net Worth (determined as of the first day of such calendar year), (c) dissolve or liquidate, (d) form or acquire any Significant Subsidiary, or (e) without Purchaser's prior written consent, sell, assign or transfer any of its assets (except assets reasonably and in good faith determined by the Company to be obsolete or no longer necessary to the Company's business).

     7.4 Negative Pledge. Until payment and performance in full of all of the Senior Subordinated Obligations and termination of this Agreement, the Company will not, without Purchaser's prior written consent, pledge or suffer to exist any Lien (except for Permitted Liens) on any part of its assets.

     7.5 Restricted Payments. The Company will not at any time make or become obligated to make, directly or indirectly, any (a) declaration of any dividend on, or any other payment or distribution in respect of, any shares of capital stock of the Company (except for the payment of an annual cumulative dividend of not more than five percent (5%) on the Preferred Stock, but only if no Potential Default or Event of Default (A) shall have occurred and be continuing at the time any such dividend is declared or paid or (B) would arise as a result of the declaration or payment of any such dividend), (b) payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of the Company or of any warrant, option or other right to acquire such shares (except pursuant to the Warrant Documents or the Kemper Agreement), or
(c) payment or distribution on account of any Indebtedness of the Company which is subordinate to the Senior Subordinated Note, except Permitted Indebtedness.

     7.6 Loans and Investments. Except for Permitted Investments or except as otherwise permitted by Section 7.3, the Company will not make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person.

     7.7 Transactions with Affiliates. Except as contemplated by this Agreement and the Other Agreements, the Company will not enter into any transaction with any director, officer, employee, shareholder, or Affiliate of the Company except transactions (including those permitted by Section 7.6, if any) that are (i) approved by the Company's Board of Directors and, (ii) upon terms which are fair and reasonable and which are at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of the Company.

     7.8 Nature of Business. The Company will not engage in any business other than the businesses set forth on Schedule
4.25, or any business reasonably related thereto.

     7.9 Modification of Senior Loan Agreement. The Company will not agree or consent to any modification, amendment or waiver of any of the terms or provisions of the Senior Loan Documents in effect on the date hereof without Purchaser's prior written consent, which consent will not be unreasonably withheld.

     7.10 Capital Expenditures. The Company will not make any Capital Expenditures if, as a result thereof, the Capital Expenditures of the Company in the aggregate would, as a result thereof, exceed the following maximum aggregate amounts for any of the corresponding periods set forth below:

                Period                                   Amount

     January 1, 1995 - December 31, 1995               $3,000,000
     January 1, 1996 - December 31, 1996               $4,000,000
     January 1, 1997 - December 31, 1997               $5,000,000
     January 1, 1998 - December 31, 1998               $5,000,000
     January 1, 1999 - December 31, 1999               $5,000,000
     January 1, 2000 - December 31, 2000               $5,000,000
     January 1, 2001 - December 31, 2001               $5,000,000
     January 1, 2002 - October 30, 2002                $5,000,000

In the event that the Company enters into a capital lease with respect to fixed assets, for purposes of calculating Capital Expenditures under this Section 7.10, the lesser of (a) the aggregate amount of the present value of all minimum payments (excluding executory costs) due for the entire term of such capital lease or (b) the cost of such fixed asset at the inception of such capital lease shall be considered expended in full on the date that the Company enters into such capital lease.

     7.11     Financial Covenants.

          (a) Minimum Net Worth. At all times during the periods set forth below, the Company shall not permit its Net
Worth to be less than the amounts set forth below for the period corresponding thereto:

     Period                                  Minimum Net Worth

     Closing Date - December 31, 1995           $ 6,000,000
     January 1, 1996 - September 30, 1996       $ 6,000,000
     October 1, 1996 - December 31, 1996        $ 8,000,000
     January 1, 1997 - December 31, 1997        $10,000,000
     January 1, 1998 - December 31, 1998        $15,000,000
     January 1, 1999 - December 31, 1999        $20,000,000
     January 1, 2000 and thereafter             $25,000,000

          (b) Minimum Cash Flow Coverage Ratio. The Company shall not permit its Minimum Cash Flow Coverage Ratio to be or become less than 2.0 to 1.0, measured as of the last day of each calendar quarter for the twelve-month period ending on the last day of such calendar quarter.

          (c)	Maximum Indebtedness to Net Worth Ratio.  The
Company shall not permit its Maximum Indebtedness to Net Worth
Ratio to exceed the ratios set forth below, measured as of the end of the calendar quarters specified below:

     Calendar Quarter                               Ratio

     December 31, 1995                             3.0 to 1.0
     Last day of each calendar quarter from
       January 1, 1996 through December 31, 1996   3.0 to 1.0
     Last day of each calendar quarter thereafter  2.0 to 1.0

     7.12 Remuneration. The Company will not permit (a) the base compensation (including, without limitation, all salary, employee benefits and professional, consulting and management fees) paid by the Company to either of Glenn A. Welstad or John
R. Coghlan to exceed (i) with respect to the Company's fiscal year ending December 31, 1995, the amounts set forth on Schedule
7.12 hereto, and (ii) with respect to any fiscal year of the Company thereafter, an amount greater than one hundred ten percent (110%) of the amount permitted to be paid under this
Section 7.12(a) during the preceding fiscal year of the Company, or (b) the payment of any bonuses (or other incentive compensation or commissions, whether direct or indirect) by the Company to either of Glenn A. Welstad or John R. Coghlan, unless
(i) the payment of such bonuses (or other incentive compensation) is approved by the compensation committee of the Company's Board of Directors (and such compensation committee is comprised of Persons other than Glenn A. Welstad and John R. Coghlan), (ii) the aggregate amount of such bonuses (or other incentive compensation) does not exceed $200,000 during any fiscal year of the Company and (iii) no Potential Default or Event of Default exists at the time any such bonuses (other incentive compensation) are approved or would exist after giving effect to any such payments.

     7.13 Modification of Non-Compete Agreement. The Company will not agree to any modification, amendment or waiver of any of the terms or provisions of the Non-Compete Agreement without Purchaser's prior written consent.

     7.14 Use of Proceeds. The Company will not use the proceeds of the sale of the Senior Subordinated Notes for any purpose except as set forth in Section 1.4.

     7.15 Going Private. The Company will not enter into a Rule 13e-3 transaction within the meaning of Section 13e-3(a)(3) of the Exchange Act.

     7.16. Junior Debt Documents. The Company will not agree or consent to any modification, amendment or waiver of any of the terms or provisions of the Junior Debt Documents as in effect on the date hereof without Purchaser's prior written consent.

VIII.     EVENTS OF DEFAULT AND REMEDIES THEREFOR

     8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

          (a) The Company or the Guarantor shall fail to pay, when due (whether upon acceleration or otherwise), any principal, interest or other sums payable under the Senior Subordinated Notes or this Agreement, or shall fail to pay, when due (whether upon acceleration or otherwise), any other Senior Subordinated Obligations;

          (b) The Company or the Guarantor shall fail to pay when due and after passage of any applicable notice and cure periods (whether upon acceleration or otherwise), any Indebtedness (excluding the Senior Loans) in excess of $250,000 in the aggregate;

          (c) The Company shall fail to perform or observe any agreement, covenant, term or condition contained in the Senior Subordinated Notes or in Sections 6.1, 6.2, 6.7, 6.13,
6.14, 6.19, or in Article VII of this Agreement;

          (d) The Company shall fail to perform or observe any agreement, covenant, term or condition contained in this Agreement (excluding the specific Sections and Article referred to in Section 8.1 (c) above), and such failure shall continue for a period of thirty (30) days after the later to occur of (i) the initial occurrence of such failure or (ii) the date that any Responsible Officer first becomes aware of the occurrence of such failure;

          (e) The Company or the Guarantor shall fail to comply, after giving effect to any applicable notice or cure periods, with any material agreement, indenture, mortgage, deed of trust, or other agreement binding on it or affecting its properties or business, including, without limitation, the Senior Loan Documents and the Other Agreements to which the Company is a party;

          (f) Any representation, warranty or other material information whatsoever made or provided by the Company or the Guarantor in connection with this Agreement or otherwise to induce Purchaser to purchase the Senior Subordinated Notes or the Warrants was incorrect or misleading in any respect, when made;

          (g) The Company or the Guarantor shall become subject to an Event of Bankruptcy;

          (h) Any judgment or order for payment of money shall be rendered against the Company or the Guarantor which exceeds $250,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (i) The occurrence or existence of any event of default under the Senior Loan Documents, except for such defaults as have been waived by the Senior Lender;

          (j) The Guarantor shall revoke or attempt to revoke the Guaranty Agreement, or shall repudiate its liability thereunder or shall fail to observe or comply with any of the terms thereof; or

          (k) The occurrence of a change in control of the Company (excluding a material change in ownership arising solely from the exercise of the Warrants).

     8.2 Remedies of Holders upon Occurrence of Event of Default. When any Event of Default described in Section 8.1 above, other than any Event of Default described in clause (g) thereof, has occurred and is continuing, any Purchaser may (in addition to any other right, power or remedy permitted to such Purchaser by law) declare the entire amount of the Senior Subordinated Obligations owing to it, including, without limitation, the entire principal and all interest accrued then outstanding under its Senior Subordinated Note, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Senior Subordination Agreement) forthwith pay to such Purchaser an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default described in clause (g) of Section 8.1 above shall occur, all of the Senior Subordinated Obligations, including, without limitation, the entire principal and all accrued interest then outstanding under the Senior Subordinated Notes, shall thereupon be forthwith due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holders of the Senior Subordinated Notes), all of which are hereby expressly waived by the Company, and the Company will (subject to the terms of the Senior Subordination Agreement) forthwith pay to Purchaser an amount equal to one hundred percent (100%) of the amount thereof. Notwithstanding anything to the contrary in this Section 8.2, any action taken under this Section 8.2 will be deemed binding and effective (i) with respect to Seacoast, if such action is approved by not less than fifty percent (50%) of the Holders of the Senior Subordinated Notes held by Seacoast on the date hereof and (ii) with respect to the Allied Investors, if such action is approved by not less than fifty percent (50%) of the Holders of the Senior Subordinated Notes held by the Allied Investors on the date hereof.

     8.3 Joint Action by Holders after Default. The provisions of this Section 8.3 are solely for the benefit of the Holders, and neither the Company nor any other Person shall have any rights with respect to or be entitled to enforce this Section
8.3. If, at any time or times, the Company shall be in default under the Senior Subordinated Notes, this Agreement or any Other Agreement, the Holders shall consult one another before taking any action with respect to such default and shall attempt to agree on the action to be taken to protect all Holders' interests and/or enforce their rights and remedies. To the extent the Holders agree on such matters, all expenses incurred and all amounts realized shall be apportioned among the Holders, pro rata, and reimbursed by the Company as provided in this Agreement.

     8.4 Annulment of Acceleration. The provisions of the foregoing Section 8.2 are subject to the condition that, if all or any part of the Senior Subordinated Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, any Purchaser may, by written instrument delivered to the Company (an "Annulment Notice"), rescind and annul such declaration and the consequences thereof as to its Senior Subordinated Note, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Subordinated Obligations in connection therewith, and (b) all arrears of interest and all other sums payable on such Senior Subordinated Obligations in connection therewith (except any principal or interest which has become due and payable solely by reason of such declaration under
Section 8.2 hereof) shall have been duly paid or deferred by the Holder of the Senior Subordinated Obligations agreeing to such rescission and annulment; and provided further, that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by the Purchaser consenting to such rescission and annulment.

     8.5 Payment of Senior Subordinated Obligations. Subject to the terms of the Senior Subordination Agreement, Purchaser shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Senior Subordinated Notes and payment of all other Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, to institute suit against the Company for the enforcement of any such payment. Such rights shall not be impaired without Purchaser's prior written consent.

     8.6 Remedies. Subject to the terms of the Senior Subordination Agreement, if any Event of Default shall occur and be continuing, each and every Holder may exercise any right or remedy it has at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to Purchaser under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to Purchaser may be exercised from time to time and as often as may be deemed expedient by Purchaser.

     8.7 Conduct No Waiver. No course of dealing on the part of any Purchaser, nor any delay or failure on the part of any Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice any Purchaser's rights, powers and remedies. If the Company fails to pay, when due, the principal of or the interest on, the Senior Subordinated Notes, or fails to comply with any other provision of this Agreement, the Company shall pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorney's fees, incurred by Purchaser in collecting any sums due on the Senior Subordinated Notes or in otherwise enforcing any of Purchaser's rights.

IX.     SUBORDINATION

     Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Notes shall be subordinate in right of payment to all regularly scheduled payments of principal and interest with respect to Senior Debt, and Purchaser's rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, in accordance with the terms of the Senior Subordination Agreement. Nothing contained in this Article IX or elsewhere in this Agreement, in the Senior Subordinated Notes or the Senior Subordination Agreement is intended to or shall impair, as between the Company and Purchaser, the obligations of the Company, which are absolute and unconditional, to pay to Purchaser the principal of and interest on the Senior Subordinated Notes and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchaser and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent Purchaser from exercising all remedies otherwise permitted by applicable law upon an Event of Default under this Agreement.

X.     FORM OF SENIOR SUBORDINATED NOTES, REGISTRATION, TRANSFER
AND REPLACEMENT

     10.1 Form of Senior Subordinated Notes. The Senior Subordinated Notes initially delivered under this Agreement will be fully registered notes on the books of the Company. The Senior Subordinated Notes are issuable only in fully registered form in such denominations as are requested by each Purchaser. Each Senior Subordinated Note shall contain the following legend:

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH THE DISTRIBUTION HEREOF. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE PLEDGED, SOLD, OFFERED FOR SALE, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER OR EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO THE TERMS AND PROVISIONS OF A NOTE PURCHASE AGREEMENT, DATED AS OF OCTOBER 31, 1995, BY AND AMONG LABOR READY, INC., LABOR READY OF NEVADA, INC. AND LABOR READY FRANCHISE DEVELOPMENT CORP. INC. (INDIVIDUALLY AND COLLECTIVELY, THE "COMPANY"), SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP, ALLIED INVESTMENT CORPORATION, ALLIED INVESTMENT CORPORATION II AND ALLIED CAPITAL CORPORATION II (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED, OR RESTATED FROM TIME TO TIME, THE "AGREEMENT"). COPIES OF THE AGREEMENT ARE AVAILABLE AT THE CHIEF EXECUTIVE OFFICES OF THE COMPANY.

THE TRANSFER OF AND ANY PAYMENTS ON THIS NOTE ARE RESTRICTED BY AND SUBJECT TO THE TERMS AND PROVISIONS OF, AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF OCTOBER 31, 1995, BY AND AMONG CONCORD GROWTH CORPORATION, SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP, ALLIED INVESTMENT CORPORATION, ALLIED INVESTMENT CORPORATION II AND ALLIED CAPITAL CORPORATION II (AS SUCH AGREEMENT MAY BE SUPPLEMENTED, MODIFIED, AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE AT THE CHIEF EXECUTIVE OFFICES OF THE COMPANY.

     10.2 Senior Subordinated Notes Register. The Company shall cause to be kept at the principal office a register for the registration and transfer of the Senior Subordinated Notes. The names and addresses of the Holder of the Senior Subordinated Notes, the transfer thereof and the name and address of the transferee of such Senior Subordinated Note shall be recorded in such register.

     10.3 Issuance of New Senior Subordinated Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of a Senior Subordinated Note at the office of the Company designated for notices in accordance with
Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Subordinated Notes of any authorized denomination requested by the Holder of the surrendered Senior Subordinated Note, each dated the date to which interest has been paid on the Senior Subordinated Note so surrendered (or, if no interest has been paid, the date of such surrendered Senior Subordinated Note), but in the same aggregate unpaid principal amount as such surrendered Senior Subordinated Note, and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Senior Subordinated Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Subordinated Note or by his attorney duly authorized in writing.

     10.4 Replacement of Senior Subordinated Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Senior Subordinated Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of such Senior Subordinated Note, the Company, without charge to the Holder thereof, will make and deliver a new Senior Subordinated Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note. If any such lost, stolen or destroyed Senior Subordinated Note is owned by any Purchaser or any other Holder whose credit is satisfactory to the Company, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of such Senior Subordinated Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Senior Subordinated Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.


XI.     INTERPRETATION OF AGREEMENT

     11.1     Certain Terms Defined.  When used in this
Agreement, the terms set forth below are defined as follows:

     "Acquisitions" means, with respect to the Company, any purchase of, or investment in, any assets or stock of any Person
(whether by asset purchase, stock purchase, merger, consolidation or otherwise).

     "Act" means the Small Business Investment Act of 1958, as amended and in effect from time to time, and the regulations promulgated thereunder.

     "Affiliate" means any Person directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

     "Agreement" means this Note Purchase Agreement, including all schedules and exhibits hereto, as the same may be modified, supplemented, extended and/or amended from time to time.

     "Allied Investors" is defined in the opening paragraph.

     "Annulment Notice" is defined in Section 8.4.

     "Business Day" means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the Commonwealth of Massachusetts.

     "Capital Expenditures" means expenditures made and liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets or incurrence of such expenses by way of increased product or service charges, offset items or otherwise and payments with respect to capitalized lease obligations.

     "Closing Date" means October 31, 1995.

     "Closing Fee" is defined in Section 1.3.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

     "Collateral" is defined in Section 2 of the Security
Agreement.

     "Commitment Fee" is defined in Section 1.3.

     "Company" means Labor Ready, Inc., a Washington corporation and, unless the context requires otherwise, shall include its Subsidiaries, if any.

     "Controlled Group" means any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which the Company is a member.

     "Dated Assets" is defined in  Section 2.9.

     "Dated Liabilities" is defined in  Section 2.9.

     "EBITDA" means, for any period of determination, (a) net income; plus, (b) in each case, to the extent deducted in determining net income for such period (i) taxes, (ii) interest expenses and (iii)amortization and depreciation and similar non-cash charges; and minus (c) to the extent included in determining net income for such period, extraordinary gains, all calculated in accordance with GAAP.

     "Eligible Accounts" means accounts created by the Company in the ordinary course of its business which are and remain acceptable to Purchaser for lending purposes. Purchaser will deem the Company's accounts to be Eligible Accounts if:

     (a) such accounts arise from bona fide completed transactions and have not remained unpaid for more than ninety
(90) days after the invoice date;

     (b) the amounts of the account reported to Purchaser are absolutely owing to the Company and do not arise from sales on consignment, guaranteed sale or other terms under which payment by the account debtors may be conditional or contingent;

     (c) the account debtor's chief executive office or principal place of business is located in the United States or Canada;

     (d) such accounts do not arise from progress billings or retainages or bill and hold sales;

     (e) there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto and there are no other facts existing or threatened which would impair or delay the collectibility of all or any portion thereof;

     (f) the goods giving rise thereto were not at the time of the sale subject to any liens except those permitted in this Agreement and the Senior Loan Agreement;

     (g) such accounts are not accounts with respect to which the account debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with the Company, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise;

     (h) such accounts are not accounts with respect to which the account debtor is the United States or any State or political subdivision, unless there has been compliance with the Assignment of Claims Act or any similar State or local law, if applicable;

     (i) The Company has delivered to the Purchaser or the Purchaser's representative such original documents as the Purchaser may have requested in connection with such accounts and the Purchaser shall have received a verification of such account, satisfactory to it, if sent to the account debtor or any other obligor or any bailee;

     (j) there are no facts existing or threatened which might result in any adverse change in the account debtor's financial condition;

     (k) such accounts owned by a single account debtor or its affiliates do not represent more than twenty percent (20%) of all otherwise Eligible Accounts (accounts excluded from Eligible Accounts solely by reason of this Subsection (k) shall nevertheless be considered Eligible Accounts to the extent of the amount of such accounts which does not exceed twenty percent (20%) of all otherwise Eligible Accounts;

     (l) such accounts are not owned by an account debtor who is or whose affiliates are past due upon other accounts owed to the Company comprising more than twenty-five percent (25%) of the accounts of such account debtor or its affiliates owed to the Company; and

     (m) such accounts are owed by account debtors whose total indebtedness to the Company does not exceed the amount of any customer credit limits as established, and changed, from time to time by the Purchaser on notice to the Company (accounts excluded from Eligible Accounts solely by reason of this Subsection (m) shall nevertheless be considered Eligible Accounts to the extent the amount of such accounts does not exceed such customer credit limit).

     "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, which is, previously has been or will be established or maintained by any member of a Controlled Group.

     "Environmental Laws" means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

     "Event of Bankruptcy" means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by the Company of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within thirty (30) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within 30 days.

     "Event of Default" is defined in Section 8.1.

     "Excess Interest" is defined in Section 2.7.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question, provided, that the Company may not change the use or application of any accounting method, practice or principle without the prior written consent of Purchaser, which consent may require that an adjustment be made to any and all the financial covenants and the capital expenditure covenant set forth herein. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

     "Guarantor" means Labour Ready Temporary Services, Ltd., a corporation organized under the laws of the Province of British
Columbia, Canada.

     "Guaranty Agreement" means the Unconditional Guaranty
Agreement dated as of the Closing Date executed by Guarantor for the benefit of the Purchaser.

     "Holder" when used in reference to the Senior Subordinated Notes and/or the Senior Subordinated Obligations, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of the Senior Subordinated Notes or an obligee of all or a portion of the Senior Subordinated Obligations.

     "Impositions" is defined in Section 6.9.

     "Indebtedness" means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than [120] days past due, (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (b), (c), (d) or (e), excluding trade accounts payable in the ordinary course of business.

     "Intellectual Property" means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names and copyrights.

     "Kemper Agreement" means that certain agreement between the Company and Everen Securities, Inc., formerly known as Kemper Securities, Inc., dated as of February 21, 1995, as amended on October 3, 1995, providing for the payment by the Company to Everen Securities, Inc. of a private placement fee and for the issuance by the Company to Everen Securities, Inc. of warrants to purchase 40,000 shares of the Company's common stock, pursuant to the terms and conditions thereunder.

     "Junior Debt Documents" means, collectively, that certain
(a) Convertible Promissory Note dated May 8, 1995, in the original principal amount of $100,000, executed by Labor Ready, Inc. and payable to the order of Norman H. Schroth, (b) Convertible Promissory Note dated May 18, 1995, in the original principal amount of $100,000, executed by Labor Ready, Inc. and payable to the order of Willis Glinz, and (c) Convertible Promissory Note dated May 22, 1995, in the original principal amount of $100,000, executed by Labor Ready, Inc. and payable to the order of William C. Newton.

     "Lien" means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

     "Material Adverse Effect" means (a) a material adverse
effect upon the business, operations, properties, assets  	or
condition (financial or otherwise) of the Company taken as a whole or (b) the impairment of the ability of any party to perform its obligations under this Agreement or any of the Other Agreements to which it is a party or of Purchaser to enforce or collect any of the Senior Subordinated Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if such event and all other then existing events would result in a Material Adverse Effect.

     "Maximum Indebtedness to Net Worth Ratio" means at any date of determination thereof, the ratio of the Company's (a)
Indebtedness to (b) Net Worth.

     "Maximum Rate" is defined in Section 2.7.

     "Minimum Cash Flow Coverage Ratio" means at any date of determination thereof, the ratio of (a) EBITDA to (b) an amount equal to (i) interest expense for the period ending on such date on all of the Company's Indebtedness plus (ii) all principal payments made on all of the Company's Indebtedness during such period.

     "Mortgaged Property" means the Company's real property located at 2156 Pacific Avenue South, Tacoma, Washington, together with all improvements constructed thereon and all fixtures affixed thereto.

     "Net Worth" means at any date of determination thereof, the aggregate amount of (i) all assets of the Company, less (ii) the aggregate amount of all liabilities of the Company, all as determined in accordance with GAAP.

     "Non-Compete Agreements" means, collectively, (a) those certain Employment and Non-Compete Agreements, dated on or about October 31, 1995, by and between the Company and each of Glenn A. Welstad and Scott Sabo, (b) that certain Consulting and Non-Compete Agreement, dated on or about October 31, 1995, by and between the Company and John R. Coghlan, and (c) any other non-compete agreement hereafter entered into by and between the Company and any other officer, employee or consultant of the Company, together with all renewals, modifications, amendments or supplements thereto.

     "Observer" means any person appointed by Purchaser who is entitled pursuant to the terms of Section 6.19 to attend meetings of the Company's Board of Directors or Shareholders as an observer.

     "Other Agreements" means the Senior Subordinated Note, the Warrant Documents, the Security Documents and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company and delivered to and for the benefit of Purchaser or any Person participating with Purchaser in the Senior Subordinated Notes with respect to this Agreement or any of the transactions contemplated by this Agreement.

     "Pension Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which is, was or will be established or maintained by any member of the Controlled Group.

      "Permitted Indebtedness" means (a) any Indebtedness in favor of the Senior Lender not greater than eighty percent (80%) of the Company's billed Eligible Accounts, (b) any Indebtedness in favor of Purchaser under this Agreement and/or the Other Agreements and created pursuant thereto, (c) presently existing or hereafter arising purchase money Indebtedness incurred by the Company to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.10, (d) any presently existing or hereafter arising unsecured Indebtedness which is subordinate in the right of payment of the Senior Subordinated Obligations, and
(e) the other Indebtedness set forth on Schedule 11.1(a) and approved by Purchaser.

     "Permitted Investments" means the following:

     (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturities of not more than twelve (12) months from the date of acquisition;

     (b) time deposits and certificates of deposit (i) of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition or (ii) which are fully insured by the Bank Insurance Fund with maturities of not more than twelve (12) months from the date of acquisition;

     (c) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than twelve (12) months after the date of acquisition;

     (d) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above; or

     (e) investments in, or purchases of, one or more Subsidiaries provided that the aggregate investment in, or Purchase Price for, any such Subsidiaries does not exceed, when combined with the Purchase Price of all other Acquisitions consummated in any calendar year, ten percent (10%) of the Company's Net Worth (determined as of the first day of such calendar year).

     "Permitted Liens" means (a) Liens in favor of the Senior Lender under the Senior Loan Agreement in effect on the date hereof or created pursuant thereto, (b) Liens in favor of Purchaser under the Security Documents, (c) Liens securing purchase money Indebtedness incurred to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.10 hereof, but only so long as (i) such Lien attaches only to the asset so financed,
(ii) the Indebtedness secured by such Lien does not exceed one hundred percent (100%) of the purchase price, including installation and freight, of the asset so financed and (iii) no Potential Default or Event of Default has occurred and is continuing, (d) Liens for property taxes not yet due, (e) materialmen's, mechanics', worker's, repairmen's, employees' or other like Liens arising against the Company in the ordinary course of business, in each case which are either not delinquent or are being contested in good faith and by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves in accordance with GAAP have been established with respect thereto to the reasonable satisfaction of Purchaser and (f) Liens disclosed on Schedule 11.1(b) and approved by Purchaser.

     "Person" means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

     "Polluting Substances" means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," or "toxic substance" which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

     "Potential Default" means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

     "Preferred Stock" means the Series A Cumulative Preferred
Stock, $1.00 par value, of the Company.

     "Principal Amount" is defined in Section 1.2(b).

     "Property" means all real property owned, leased or operated by the Company.

     "Purchaser" means Seacoast and the Allied Investors, together with all of their respective transferees, successors and assigns of all or any portion of the Senior Subordinated Notes or the Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein. With respect to any right or action to be taken by Purchaser under this Agreement (other than under Section 8.2), the term Purchaser means Holders representing a majority in interest of the Senior Subordinated Obligations.

     "Purchase Price" means, with respect to any purchase of, or investment in, any assets or stock of any Person (whether by asset purchase, stock purchase, merger, consolidation or otherwise), the aggregate purchase price for such assets or stock, including all (a) cash paid, plus (b) all liabilities assumed, plus (c) the present value of all future payments to be paid in connection with such acquisition or investment (discounted to present value based upon a rate that is mutually acceptable to the Company and Purchaser at the time of any such acquisition or investment).

     "Reportable Event" means (i) any of the events set forth in Sections 4043(b) (other than a merger, consolidation or transfer of assets in which no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (ii) any event requiring any member of the Controlled Group to provide security under Section 401(a)(29) of the Code, or (iii) any failure to make payments required by Section 412(m) of the Code.

     "Responsible Officer" means the Chairman of the Board, President, any Vice President, Secretary, Treasurer, Chief
Financial Officer and such other Persons reasonably designated in writing by Purchaser from time to time.

     "Security Agreement" means the Security Agreement dated as of the Closing Date by and between the Company and Purchaser.

     "Security Documents" means all security agreements, pledge agreements, stock pledge agreements, collateral assignments and other documents executed in connection with this Agreement and granting to Purchaser liens and security interests in the Collateral, second in priority only to the liens and security interests of the Senior Lender under the Senior Loan Agreement, and all mortgages, deeds of trust and other documents executed in connection with this Agreement and granting to Purchaser liens upon and security interests in the Property, all renewals, modifications or extensions of such documents, and any such documents hereafter executed in favor of Purchaser to secure payment of all or any part of the Senior Subordinated Obligations, together with all financing statements and other documents necessary to record or perfect the Liens granted by any of the foregoing.

     "Senior Debt" means, at any given time, the Indebtedness (whether now outstanding or hereafter incurred) of the Company in respect of the Senior Loan Agreement, in a principal amount not to exceed eighty percent (80%) of the Company's billed Eligible Accounts in revolving loans, plus interest, fees, expenses, indemnities and all other amounts payable under the Senior Loan Agreement and any notes, security documents, guaranties or other loan documents referred to therein or pursuant thereto, secured by all assets of the Company.

     "Senior Lender" means Concord Growth Corporation, a
California corporation, and its successors and assigns, and any Person who replaces or refinances the Senior Loans under the terms set forth in Section 7.1(c).

     "Senior Loan Agreement" means the Loan Agreement between the
Company and the Senior Lender, dated as of October 31, 1995 and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

     "Senior Loan Documents" means the Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, and all amendments thereto.

     "Senior Loans" means revolving loans, in the maximum principal amount of eighty percent (80%) of the Company's billed
Eligible Accounts, made to the Company by the Senior Lender under the Senior Loan Agreement and any permitted replacements and refinancings thereof.

     "Senior Subordinated Notes" means the term promissory notes issued by the Company to Purchaser pursuant to this Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

     "Senior Subordinated Obligations" means and includes any and all Indebtedness and/or liabilities of the Company to Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under this Agreement or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument) and all obligations of the Company to Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness.

     "Senior Subordination Agreement" means that certain Senior Subordination Agreement of even date herewith executed by the Company, the Senior Lender and Purchaser pursuant to which the relative priorities of the Senior Lender and Purchaser with respect to the repayment of Senior Debt and the Senior Subordinated Obligations are established, and all amendments and modifications thereto.

     "Shareholder Agreement" means the Shareholder Agreement dated as of the Closing Date by and among the Company, the Purchaser and the shareholders of the Company listed on the signature pages thereto.

     "Significant Subsidiary" has the meaning ascribed to it under Regulation S-X as adopted by the United States Securities and Exchange Commission.

     "Subsidiary" means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Persons, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person if it is a trust, association or other unincorporated organization.

     "Termination Date" means the earliest to occur of (a) October 30, 2002, (b) the date on which the Senior Subordinated Notes are accelerated pursuant to Article VIII, or (c) the date on which the Senior Subordinated Obligations are paid in full.

     "Termination Event" means (a) a Reportable Event, (b) the termination of a Pension Plan which has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under Section 4042 of ERISA or (e) the appointment of a trustee to administer a Pension Plan under Section 4042 of ERISA.

     "Transfer" is defined in Section 12.5 hereof.

     "Transferee" means any Person to whom a Transfer is made.

     "Warrants" mean the warrants issued by Labor Ready, Inc. to Purchaser providing for the purchase of up to 454,912 shares of Labor Ready, Inc.'s common stock, representing ten percent (10%) of Labor Ready, Inc.'s common stock (on a fully diluted basis), as the same may be adjusted from time to time pursuant to the terms and conditions of the Warrant Documents.

     "Warrant Documents" means, collectively, (a) the Warrants,
(b) the Warrant Purchase Agreement, and (c) the Shareholder
Agreement.

     "Warrant Purchase Agreement" means the Warrant Purchase
Agreement dated as of the Closing Date executed by and between Labor Ready, Inc. and Purchaser.

Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the Commonwealth of Massachusetts, as from time to time in effect.

     11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance GAAP, except where such principles are inconsistent with the requirements of this Agreement.

     11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     11.4 The Term "Company" or "Companies". All references to "Company" or "Companies" herein shall refer to and include each Company separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them. Any notice, request, consent, report or other information or agreement delivered to the Purchaser by any Company shall be deemed to be ratified by, consented to and also delivered by the other Companies. Each Company recognizes and agrees that each covenant and agreement of "Company" or "Companies" under this Agreement and the Other Agreements shall create a joint and several obligation of the Companies, which may be enforced against the Companies, jointly, or against each Company separately. Without limiting the terms of this Agreement and the Other Agreements, security interests granted under this Agreement and the Other Agreements in properties, interests, assets and collateral shall extend to the properties, interests, assets and collateral of each Company. Similarly, the term "Senior Subordinated Obligations" shall include, without limitation, all obligations, liabilities and indebtedness of such corporations, or any one of them, to the Purchaser, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual.

XII.     MISCELLANEOUS

     12.1 Expenses. The Company agrees to pay (a) all reasonable out-of-pocket expenses of Purchaser (including reasonable fees, expenses and disbursements of Purchaser's counsel and the allocated costs of staff counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Senior Subordinated Notes, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; and (b) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or Purchaser in any way or respect arising in connection with or relating to any of the events or actions described in this
Article XII shall be payable by the Company to Purchaser, on demand, and shall be additional Senior Subordinated Obligations secured under this Agreement. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The Company agrees to indemnify Purchaser from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith.

     12.2 Indemnification. IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENTS, THE COMPANY HEREBY INDEMNIFIES AND AGREES TO HOLD HARMLESS PURCHASER AND ANY OTHER HOLDERS, AND EVERY AFFILIATE OF ANY OF THE FOREGOING, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES (INCLUDING ANY OF THE SAME ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR THE OTHER AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OF THE COMPANY, OR FROM ANY BREACH OF THE WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE OTHER AGREEMENTS. THE FOREGOING INDEMNIFICATION INCLUDES ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS, AND EXPENSES INCURRED BY REASON OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDES ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     12.3 Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to Purchaser, addressed to Purchaser at the address specified on Annex I hereto or to such other address as Purchaser may in writing designate,
(b) if to any other Holder, addressed to such Holder at such address as such Holder may in writing designate, and (c) if to the Company, addressed to the Company at the address set forth next to its name on the signature pages hereto or to such other address as the Company may in writing designate. Notices shall be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect shall mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

     12.4 Reproduction of Documents. Subject to the provisions of Section 12.15, this Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Purchaser at the closing of the purchase of the Senior Subordinated Note, and (c) financial statements, certificates and other information previously or hereafter furnished to Purchaser, may be reproduced by Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

     12.5 Assignment, Sale of Interest. The Company may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, the Company's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. The Company hereby consents to Purchaser's participation, sale, assignment, transfer or other disposition (collectively, a "Transfer"), at any time or times hereafter, of this Agreement, or the Other Agreements to which the Company is a party, or of any portion hereof or thereof, including, without limitation, Purchaser's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. In connection with any Transfer, the Company agrees to cooperate fully with Purchaser and any potential Transferee. Such cooperation shall include, but is not limited to, cooperating with any audits or other due diligence investigation undertaken by any potential Transferee.

     12.6 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     12.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     12.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.3.

     12.9 Reliance on and Survival Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with a closing, (a) shall be deemed to be material and to have been relied upon by Purchaser, notwithstanding any investigation heretofore or hereafter made by Purchaser or on Purchaser's behalf, and (b) shall survive the delivery of this Agreement and the Senior Subordinated Notes until the Senior Subordinated Notes and all other monetary obligations owing by the Company to Purchaser under this Agreement shall have been paid in full.

     12.10 Integration and Severability. This Agreement embodies the entire agreement and understanding between Purchaser and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Senior Subordinated Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

     12.11 Law Governing. THIS AGREEMENT HAS BEEN SUBSTANTIALLY NEGOTIATED AND IS BEING EXECUTED, DELIVERED, AND ACCEPTED, AND IS INTENDED TO BE PERFORMED, IN PART IN THE COMMONWEALTH OF MASSACHUSETTS. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. THE SENIOR SUBORDINATED NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE SPECIFIED THEREIN. PURCHASER RETAINS ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST.

     12.12 Waivers; Modification. NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

     12.13 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTES OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

     12.14 The Act. This Agreement, the Other Agreements and all transactions contemplated hereby and thereby are subject to provisions of the Act, and shall be governed thereby to the extent of any conflict therewith.

     12.15 Confidentiality. Each Purchaser and each Holder agrees to keep confidential any information delivered by the Company to such Person under this Agreement; provided, however, that nothing in this Section 12.15 will prevent such Person from disclosing such information (a) to any Affiliate of such Person or any actual or potential purchaser, participant, assignee, or transferee of such Person's rights or obligations hereunder that agrees to be bound by the terms of this Section 12.15, (b) upon order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Person, (d) that is in the public domain otherwise than through the breach of this Section 12.5 by any such Person, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Holder, (f) in connection with the exercise of any remedy under this Agreement, (g) to the certified public accountants of such Person, or (h) to the Senior Lender pursuant to the terms of the Senior Subordination Agreement. The Company agrees that such Person will be presumed to have met its obligations under this Section 12.15 to the extent that it exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character.


     IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

COMPANY:

LABOR READY, INC.


By:
Name:  Glenn A. Welstad
Its:  Chief Executive Officer


LABOR READY OF NEVADA, INC.


By:
Name:  Glenn A. Welstad
Its:  Chief Executive Officer


LABOR READY FRANCHISE DEVELOPMENT CORP. INC.


By:
Name:  Glenn A. Welstad
Its:  Chief Executive Officer

Company's Address for Notices:

2156 Pacific Avenue South
Tacoma, Washington  98402
Attn:  Glenn A. Welstad
Facsimile: (206) 383-9311

with copies to:

Brad E. Herr, P.S.
2150 North Pines, Suite 202
Spokane, Washington 99206-7624
Attn:  Brad E. Herr, Esq.
Facsimile:  (509) 928-9338


Preston Gates & Ellis
701 5th Avenue, Suite 5000
Seattle, Washington  98104
Attn:  Mark Beatty, Esq.
Facsimile:  (206) 623-7022

PURCHASER:

SEACOAST CAPITAL PARTNERS LIMITED PARTNERSHIP

By:  Seacoast Capital Corporation,
     its general partner

By:
Name:  Thomas W. Gorman
Title:  Vice President

Amount of Senior Subordinated Note: $5,000,000

ALLIED INVESTMENT CORPORATION

By:
Name: George Stelljes III
Title:  Senior Vice President

Amount of Senior Subordinated Note: $2,650,000

ALLIED INVESTMENT CORPORATION II

By:
Name: George Stelljes III
Title:  Senior Vice President

Amount of Senior Subordinated Note: $1,300,000

ALLIED CAPITAL CORPORATION II

By:
Name: George Stelljes III
Title:  Senior Vice President

Amount of Senior Subordinated Note: $1,050,000